Exhibit 77(q1)

EX-99.77Q1 OTHER EXHIBIT

Addendum to Question 7.x on Form N-SAR

List the name of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the Form. Please refer to the most recent shareholders report for additional information concerning the Funds.

Series Number	Series Name	Is this the Series last filing for this Series? (Y/N)
109	Congress Small Cap Growth Fund	N